UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2009
Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California		94086

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On March 4, 2009, Byron Bynum and Dr. I-Wei Wu tendered their voluntary resignations from the Board of Directors of Leadis Technology, Inc. (“Leadis”), effective March 4, 2009. In addition to serving on the Board, Mr. Bynum had served as a member of the Compensation Committee of the Board, and Dr. Wu had served as a member of the Nominating and Corporate Governance Committee of the Board. Neither resignation was caused by any disagreement with the Company or with Company management relating to the Company’s operations, policies or procedures. In light of the Company’s recent transactions involving the sale of assets related to its display driver, audio and power management businesses, the expertise provided by Mr. Bynum and Dr. Wu is no longer as relevant to the Company. As a result of the resignations of Mr. Bynum and Dr. Wu, the Company now has seven directors, five of whom are independent.
On March 5, 2009, the Board of Directors approved a resolution reducing the authorized number of directors of the Company from nine (9) to seven (7).
Item 8.01. Other Events.
     On March 3, 2009, Leadis completed the sale of certain assets relating to its portable audio IC business (the “Assets”). The sale of Assets was made to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, Leadis was paid $1.45 million in cash at the closing of the transaction. The agreement contains a limited indemnity by Leadis for breaches of representations, warranties and covenants made by it in connection with the transaction. As Leadis announced in its January 2009 earnings call, with the exception of supporting existing customers, Leadis had ceased investing in its audio business in December 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.
Date: March 5, 2009	/s/ John K. Allen
John K. Allen
Chief Financial Officer